Exhibit (10.8)

McGraw Hill Financial, Inc.
SENIOR EXECUTIVE SEVERANCE PLAN

(Amended and restated effective as of January 1, 2015)

McGraw Hill Financial, Inc.
SENIOR EXECUTIVE SEVERANCE PLAN
(Amended and restated effective as of January 1, 2015)
Article I
PURPOSE
The purpose of this Plan (as defined below) is to provide senior executives who are in a position to contribute materially to the success of the Company Group (as defined below) with reasonable compensation in the event of their termination of employment with the Company Group. The Plan is intended to satisfy the requirements of Section 409A of the Code (as defined below) with respect to amounts subject thereto.
ARTICLE II
DEFINITIONS
The following words and phrases as used herein shall have the following meanings:
SECTION 2.01    “Adverse Change in Conditions of Employment” means the occurrence of any of the following events:
(i)    An adverse change by the Company in the Participant’s function, duties or responsibilities, which change would cause the Participant’s position with the Company to become one of substantially less responsibility, importance or scope; or
(ii)    A 10% or larger reduction by the Company (in one or more steps) of the Participant’s Monthly Base Salary.
provided, however, that the Participant shall notify the Company within 90 days of the occurrence of a change described in Sections 2.01(i) or (ii) above and the Company shall have 30 days to cure such change to the reasonable satisfaction of the Participant (including retroactively with respect to monetary matters), which change, to the extent so cured, shall not be considered an Adverse Change in Conditions of Employment. If the Participant does not terminate his or her employment due to an Adverse Change in Conditions of Employment within six months after the first occurrence of the applicable change described in Sections 2.01(i) or (ii) above, then the Participant will be deemed to have waived his or her right to terminate his or her employment due to an Adverse Change in Conditions of Employment with respect to such change(s).
SECTION 2.02    “Adverse Change in Conditions of Employment After a Change in Control” means the occurrence of any of the following on or within 18 months after a Change in Control:

(i)    The failure to pay base salary to the Participant at a monthly rate at least equal to the highest rate paid to the Participant at any time during or after the 24-month period prior to the Change in Control, except as the result of a Company-wide reduction in base salaries pursuant to which the Participant’s Monthly Base Salary is decreased less than 10%;
(ii)    The Participant’s annual incentive opportunity, taking into account all material factors such as targeted payment amounts and performance goals, is materially less favorable to the Participant than the most favorable such opportunity at any time during or after the 24-month period prior to the Change in Control;
(iii)    The Participant’s opportunity to earn long‑term incentive payments, on the basis of the grant-date fair value of awards and taking into account vesting requirements and termination provisions of awards, is materially less favorable to the Participant than the most favorable such opportunity in effect at any time during or after the 24 months prior to the Change in Control;
(iv)    A material reduction by the Company in the aggregate value to the Participant of the pension and welfare benefit plans in which the Participant is eligible to participate;
(v)    The transfer of the Participant to a principal business location that increases by more than 35 miles the distance between the Participant’s principal business location and place of residence;
(vi)    Any adverse change in the Participant’s title or reporting relationship or adverse change by the Company in the Participant’s authority, functions, duties or responsibilities (other than which results solely from the Company ceasing to have a publicly traded class of common stock or the Participant no longer serving as the chief executive officer, or reporting to the chief executive officer, of an independent, publicly traded company as a result thereof), which change would cause the Participant’s position with the Company to become one of substantially less responsibility, importance or scope; or
(vii)    Any failure by a successor entity to the Company (including any entity that succeeds to the business or assets of the Company) to adopt the Plan;
provided, however, that the Participant shall notify the Company within 90 days of the facts and circumstances described in any of Sections 2.02(i) through (vii) above and the Company shall have 30 days to cure such facts and circumstances to the reasonable satisfaction of the Participant (including retroactively with respect to monetary matters), which facts and circumstances, to the extent so cured, shall not be considered an Adverse Change in Conditions of Employment After a Change in Control. If the Participant does not terminate his or her employment due to an Adverse Change in Conditions of Employment After a Change in Control within six months after the first occurrence of the applicable facts and circumstances described in any of Sections 2.02(i) through (vii) above, then the Participant will be deemed to have waived his or her right to terminate his or her employment due to an Adverse Change in Conditions of Employment After a Change in Control with respect to such facts and circumstances.
SECTION 2.03    “Annual Base Salary” means a Participant’s highest rate of annual base salary during the 24-month period preceding the Participant’s termination of employment, excluding any of the following: year-end or other bonuses, incentive compensation, whether short‑term or long‑term, commissions, reimbursed expenses, and any payments on account of premiums on insurance or other contributions made to other welfare or benefit plans.
SECTION 2.04    “Annual Target Bonus” means a Participant’s highest, annual, target short‑term incentive opportunity during the 24-month period preceding the Participant’s termination of employment.
SECTION 2.05    “Attorneys’ Fees” means any reasonable attorneys’ fees and disbursements incurred in pursuing a Disputed Claim.
SECTION 2.06    “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan. Any Participant’s Beneficiary designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted and acknowledged in writing by the Company.
SECTION 2.07    “Board” means the Board of Directors of the Company.
SECTION 2.08    “Cause” means the Participant’s misconduct in respect of the Participant’s obligations to the Company Group or other acts of misconduct by the Participant occurring during the course of the Participant’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company Group; provided that in no event shall unsatisfactory job performance alone be deemed to be “Cause”; and, provided, further, that no termination of employment that is carried out at the request of a Person (as defined in Section 2.09) seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control shall be deemed to be for “Cause.”
SECTION 2.09    “Change in Control” means the first to occur of any of the following events:
(i)    An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2.09; or
(ii)    A change in the composition of the Board such that the Directors who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2.09, that any individual who becomes a Director subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those Directors who were members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such Director were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate

Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(iv)    The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
SECTION 2.10    “Claimant” has the meaning set forth in Section 8.01 of the Plan.
SECTION 2.11    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
SECTION 2.12    “Commencement Date” means (i) the first payday of the first regular payroll cycle coincident with or next following the Participant’s Qualified Termination of Employment or, if later, (ii) the first payday of the first regular payroll cycle coincident with or next following the date on which the Release executed by the Participant in connection with the Participant’s Qualified Termination of Employment has become fully effective and nonrevocable (which, for the avoidance of doubt, must happen during the Release Period); provided, however, that if the Release Period (or the Release Period plus the days until the first payday of the first regular payroll following the Release Period) begins in the Participant’s one taxable year and ends in the Participant’s following taxable year, the Commencement Date with respect to payments that may be due to the Participant under Section 5.01(a)(i) below shall be the first payday of the first regular payroll cycle in the following taxable year or, if later, the date under clause (ii) of this definition.
SECTION 2.13     “Committee” means the Compensation and Leadership Development Committee of the Board.
SECTION 2.14    “Common Stock” means the common stock, $1.00 par value per share, of the Company.
SECTION 2.15    “Company” means McGraw Hill Financial, Inc., a corporation organized under the laws of the State of New York, or any successor corporation.
SECTION 2.16    “Company Group” means the Company and its Subsidiaries.
SECTION 2.17    “Director” means an individual who is a member of the Board.
SECTION 2.18    “Disability” means a Participant’s long‑term disability pursuant to a determination of disability under the Company’s Long-Term Disability Plan.
SECTION 2.19    “Disputed Claim” means a claim for payments under the Plan that is disputed by the Company.
SECTION 2.20    “Effective Date” has the meaning set forth in Section 11.08 of the Plan.

SECTION 2.21    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
SECTION 2.22    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
SECTION 2.23    “Excise Tax” has the meaning set forth in Section 5.06 of the Plan.
SECTION 2.24    “Extension Notice” has the meaning set forth in Section 8.01 of the Plan.
SECTION 2.25    “Judgment or Award” means a nonappealable, final judgment from a court of competent jurisdiction or a binding arbitration award granting the Participant all or substantially all of the amount sought in a Disputed Claim.
SECTION 2.26     “Long-Term Disability Plan” means the McGraw Hill Financial, Inc. Long-Term Disability Plan, as amended from time to time (or any successor plan).
SECTION 2.27     “Monthly Base Salary” means a Participant’s Annual Base Salary, divided by 12.
SECTION 2.28    “Net After-Tax Benefit” means the present value (as determined by the Company in accordance with Section 280G(d)(4) of the Code) of the Payments net of all federal, state, local, foreign income, employment and excise taxes.
SECTION 2.29    “Participant” means each employee who participates in the Plan, as provided in Section 4.01 of the Plan.
SECTION 2.30    “Payments” have the meaning set forth in Section 5.06 of the Plan.
SECTION 2.31    “Plan” means the McGraw Hill Financial, Inc. Senior Executive Severance Plan, as amended from time to time.
SECTION 2.32    “Plan Administrator” has the meaning set forth in Section 3.01 of the Plan.
SECTION 2.33    “Protection Period” has the meaning set forth in Section 10.01 of the Plan.
SECTION 2.34    “Qualified Termination of Employment” means the Participant’s “separation from service” within the meaning of Section 409A of the Code from the Company Group, other than by reason of death, Disability, voluntary resignation by a Participant under circumstances not qualifying under this Section 2.34, or lawful Company-mandated retirement at normal retirement age, in accordance with the following:

(i)    By the Company for any reason other than for Cause,
(ii)    By the Participant due to an Adverse Change in Conditions of Employment;
(iii)    By the Participant due to an Adverse Change in Conditions of Employment After a Change in Control.
SECTION 2.35    “Release” means a termination and release agreement in the form approved by the Plan Administrator, which shall, among other things, release the Company Group, and each of their respective directors, officers, employees, agents, successors and assigns, from any and all claims that the Participant has or may have against the Company Group and each of their respective directors, officers, employees, agents, successors and assigns, and the standard form of which shall not be modified after, in anticipation of, or at the request of any Person seeking to effect, a Change in Control, except to conform to changes in the requirements of applicable law.
SECTION 2.36    “Release Period” means the 60-day period following the Participant’s Qualified Termination of Employment from the Company Group.
SECTION 2.37    “Separation Pay” has the meaning set forth in Section 5.01(a)(i) of the Plan.
SECTION 2.38    “Separation Period” has the meaning set forth in Section 5.01(a)(i) of the Plan.
SECTION 2.39    “Separation Pay Plan” means the Separation Pay Plan of McGraw Hill Financial, Inc., as amended from time to time (or any successor plan).
SECTION 2.40    “Specified Employee” means a Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(b)(i) of the Code.
SECTION 2.41    “Subsidiary” means any subsidiary of the Company at least 50% of whose voting shares are owned directly or indirectly by the Company..
ARTICLE III
ADMINISTRATION
SECTION 3.01    Administration. The Plan shall be administered by the Vice President, Global Benefits of the Company (the “Plan Administrator”), who shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the administration of the Plan, and to take all such actions and make all such determinations in connection with the administration of the Plan as he or she may deem necessary or desirable. Subject to Article VIII, decisions of the Plan Administrator shall be reviewable by the Executive Vice President, Human Resources (the “Appeal Reviewer”). Subject to Article VIII, the Appeal Reviewer shall also have the full authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide and resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. The Plan Administrator and the Appeal Reviewer shall each have the power to designate one or more persons as he or she may deem necessary or desirable in connection with the Plan, who need not be members of the Committee or employees of the Company, to serve or perform some or all of the functions of the Plan Administrator and the Appeal Reviewer, respectively, on his or her behalf. Such person(s) shall have the same rights and authority as the Plan Administrator and the Appeal Reviewer who appointed him or her would have had if acting directly. The Appeal Reviewer (or its delegate) is the named fiduciary for purposes of deciding any appeals of a claim denial pursuant to Article VIII.
SECTION 3.02    Binding Effect of Decisions. Subject to Article VIII, the decision or action of the Committee or the Plan Administrator or the Appeal Reviewer in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
SECTION 3.03    Indemnification. To the fullest extent permitted by law, the Plan Administrator, the Appeal Reviewer, the Committee and the Board (and each member thereof), and any employee of the Company Group to whom fiduciary responsibilities have been delegated shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.
ARTICLE IV
PARTICIPATION
SECTION 4.01    Eligible Participants. Subject to the approval of the Committee, the Plan Administrator shall from time to time select Participants from among those employees who are in Grade Level 20, 21 or 22 (or equivalent successor grade) and who are determined by the Plan Administrator to be in a position to contribute materially to the success of the Company Group.
SECTION 4.02    Participation Notification; Participation Agreement. The Company shall notify each Participant in writing of his participation in the Plan, and such notice shall also set forth the payments and benefits to which the Participant may become entitled. The Company may also enter into such agreements as the Committee deems necessary or appropriate with respect to a Participant’s rights under the Plan. Any such notice or agreement may contain such terms, provisions and conditions not inconsistent with the Plan, including but not limited to provisions for the extension or renewal of any such agreement, as shall be determined by the Committee, in its sole discretion.
SECTION 4.03    Termination of Participation. A Participant shall cease to be a Participant in the Plan upon the earlier of (i) his receipt of all of the payments, if any, to which he is or becomes entitled under the terms of the Plan and the terms of any notice or agreement issued by the Company with respect to his participation hereunder, or (ii) the termination of his employment with the Company Group under circumstances not requiring payments under the terms of the Plan. In addition, a Participant shall cease to be a Participant in the Plan if, prior to the occurrence of a Qualified Termination of Employment or a Change in Control, there is an Adverse Change in Conditions of Employment to which the Participant fails to object in writing within 90 days and as a result of which the Participant is no longer in grade level 20, 21 or 22 (or equivalent successor grade).
ARTICLE V
PAYMENTS UPON TERMINATION OF EMPLOYMENT
SECTION 5.01    Separation Pay. (a)  In the event of a Qualified Termination of Employment, the Participant shall be entitled to the following:
(i)    subject to the Participant’s delivery to the Company of a signed and valid Release within the Release Period and such Release becoming effective and irrevocable in its entirety within the Release Period, an amount of separation pay (the “Separation Pay”) equal to (x) 2 times the Participant’s Annual Base Salary for the Company’s Chief Executive Officer and any other Participant who has been designated by the Committee as “grandfathered” under the Plan or (y) 1.5 times the Participant’s Annual Base Salary for any other Participant, in each case, (A) subject to Section 5.05, a portion of which (equal to 1 times the Participant’s Annual Base Salary) is payable in equal installments in accordance with the Company’s payroll practices in effect from time to time starting on the Commencement Date until the first anniversary of the Qualified Termination of Employment (such one-year period after the Qualified Termination of Employment, the “Separation Period”); provided, however, that Separation Pay installments that would have been paid or provided to the Participant had the Commencement Date started on the first payday of the first regular payroll cycle coincident with or next following the Participant’s Qualified Termination of Employment shall be paid or provided to the Participant as part of the first installment payment made under this Section 5.01(a)(i); and (B) the remainder of which is payable in a lump sum on or within 30 days following the first anniversary of the Participant’s Qualified Termination of Employment in accordance with the Company’s payroll practices in effect from time to time; provided that in the event of a Qualified Termination of Employment (1) due to an Adverse Change in Conditions of Employment After a Change in Control or (2) by the Company for any reason other than for Cause on or within 24 months after a Change in Control, the Participant’s Separation Pay shall instead be equal to 2 times the sum of the Participant’s Annual Base Salary and Annual Target Bonus payable in the manner described above (with the first portion, for the avoidance of doubt, equal to 1 times the sum of the Participant’s Annual Base Salary and Annual Target Bonus), except, where such Change in Control is within the meaning of Section 409A and applicable regulations, such Separation Pay shall be paid in a lump sum on the Commencement Date in accordance with the Company’s payroll practices in effect from time to time. For the avoidance of doubt, if the Release does not become effective and irrevocable in its entirety prior to the expiration of the Release Period, the Participant shall not be entitled to any payments pursuant to this Section 5.01(a)(i); and
(ii)    active participation in all Company-sponsored retirement, life, medical, and dental insurance benefit plans or programs in which the Participant was participating immediately prior to his Qualified Termination of Employment for the Separation Period (but only to the extent the Company continues to offer such plans and programs to similarly situated active employees of the Company and similarly situated active employees continue to be eligible to participate in or accrue benefits under such plans and programs), and only to the extent permitted by applicable law as determined by the Company and not otherwise provided under the terms of such plans and programs, it being understood that continued participation in Company-sponsored retirement plans or programs shall be limited to such plans or programs that are not intended to be qualified under Section 401(a) or 401(k) of the Code; provided that the Participant shall be responsible for any required payments for participation in such plans or programs; and, provided, further, that following the Separation Period, the Company shall pay to the Participant in a lump sum in accordance with the Company’s payroll practices in effect from time to time, on or within 30 days following the first anniversary of the Participant’s Qualified Termination of Employment, a cash amount equal to 10% of the total amount of his Separation Pay in excess of 12 months (or, in the case of a lump sum payment on a Change in Control that is within the meaning of Section 409A of the Code, 10% of 1 times the sum of the Participant’s Annual Base Salary and Annual Target Bonus). Notwithstanding the foregoing, (x) if the Release does not become effective and irrevocable in its entirety prior to the expiration of the Release Period, the Participant shall cease to be entitled to any benefits and payments under this Section 5.01(a)(ii) and the Company shall cease and no longer be obligated to provide any such benefits and payments to the Participant, and (y) to the extent the Company’s providing continuation of benefits or making payments under this Section 5.01(a)(ii) would violate applicable nondiscrimination rules (if any), the Company shall instead pay to the Participant in a lump sum a cash amount equal to 10% of the portion of his or her total Separation Pay for the remaining Separation Period on or within 30 days following the first anniversary of the Participant’s Qualified Termination of Employment in accordance with the Company’s payroll practices in effect from time to time.
(b)    The payments and benefits described in Section 5.01(a) of the Plan shall be in lieu of any other payments under (i) the Plan, (ii) any other severance pay or separation allowance plan, program or policy of the Company Group, including the Company’s Separation Pay Plan, or (iii) any individual employment agreement or offer letter; provided, however, to the extent payments pursuant to the terms and conditions of the Company’s Separation Pay Plan or the Participant’s individual employment agreement or offer letter would result in greater payments to a Participant than would be payable under the Plan, said Participant shall in such event receive payments pursuant to the terms and conditions of (x) the Company’s Separation

Pay Plan or (y) the Participant’s employment agreement or offer letter, as applicable, in lieu of payments pursuant to the Plan.
SECTION 5.02    Death. In the event a Participant dies after the commencement of payments pursuant to Section 5.01(a) of the Plan, the balance of said payments shall be payable in accordance with Article IX of the Plan.
SECTION 5.03    Transfers. A Participant’s transfer to another employment location shall not by itself constitute an Adverse Change in Conditions of Employment; provided, however, that such an Adverse Change in Conditions of Employment shall be deemed to exist if, after a Change in Control, a Participant is transferred to a principal business location so as to increase the distance between the principal business location and such Participant’s place of residence at the time of the Change in Control by more than 35 miles.
SECTION 5.04    Corporate Transactions. A Participant shall not receive any payments or benefits under the Plan in the event of a sale or spin-off of the business unit of the Company Group with which the Participant is associated as an executive, provided that the Participant is offered a “comparable position” with the buyer or any affiliate thereof, the spun-off entity or the Company Group, whether or not such offer is accepted by the Participant. A position shall be deemed to be a “comparable position” for purposes of this Section 5.04 if it (i) provides for a comparable position and salary to those of the Participant immediately prior to the said sale or spin-off and (ii) does not increase the distance between the Participant’s principal business location and the Participant’s place of residence at the time of the sale by more than 50 miles or such other distance standard as may be established from time to time under Section 217(c)(1)(A) of the Code. If, however, the Participant is not offered a “comparable position,” the Participant shall be entitled to payments hereunder.
SECTION 5.05    Specified Employees. Notwithstanding the other provisions of this Article V, no payment to a Specified Employee under the Plan that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code and that is provided on account of the Specified Employee’s “separation from service” within the meaning of Section 409A of the Code shall be made or commenced prior to the date that is six months following the Specified Employee’s “separation from service” within the meaning of Section 409A of the Code from the Company Group; provided that, subject to Section 5.01, amounts under the Plan that, but for this Section 5.05, were otherwise payable to the Specified Employee prior to such date shall, to the extent unpaid as of such date, be paid to the Specified Employee on or within 30 days after such date in accordance with the Company’s payroll practices in effect from time to time.
SECTION 5.06    Section 280G. In the event that any payment or benefit received or to be received by any Participant pursuant to the Plan or any other plan or arrangement with the Company (collectively, “Payments”) would constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent certified public accounting firm selected by the Company, then the aggregate amount of such Payments shall be reduced to the extent necessary to avoid such excise tax, but only if the Net After-Tax Benefit taking into account such reduction exceeds the Net After-Tax Benefit without taking into account such reduction. Notwithstanding any provision to the contrary in this Plan or any other applicable agreement or plan, subject to and consistent with the requirements of Section 409A of the Code, any reduction in the Payments required under this Section shall be implemented as follows: first, by reducing the amount of the Participant’s Separation Pay; second, by reducing any other cash payments to be made to the Participant; third, by cancelling any outstanding performance-based equity awards whose performance goals were not met prior to the Change in Control; fourth, by cancelling the acceleration of vesting of any outstanding (i) performance-based equity awards whose performance goals were met prior to the Change in Control and (ii) service-vesting equity awards; and fifth, by eliminating any benefits continuation. In the case of the reductions to be made pursuant to each of the foregoing clauses, the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment.”
ARTICLE VI
MITIGATION AND OFFSET
SECTION 6.01    Mitigation. No Participant shall be required to mitigate the amount of any payment under the Plan by seeking employment or otherwise, and there shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to the Participant, his dependents, Beneficiaries or estate provided for in the Plan.
SECTION 6.02    Offset. If, after a Participant’s termination of employment with the Company Group, the Participant is employed by another entity or becomes self-employed, the amounts (if any) payable under the Plan to the Participant shall not be offset by the amounts (if any) payable to the Participant from such new employment with respect to services rendered during the severance period applicable to such Participant under the Plan.
ARTICLE VII
ATTORNEYS’ FEES FOR DISPUTED CLAIMS
SECTION 7.01    General. If a Participant makes a Disputed Claim, the Company shall reimburse the Participant for Attorneys’ Fees; provided that the Participant enters into a repayment agreement with the Company, which shall require the Participant (i) to repay the Company for any reimbursements made pursuant to this Section 7.01 if the Participant does not obtain a Judgment or Award and (ii) to provide adequate security with respect to the amount subject to repayment under this Section 7.01. With respect to amounts subject to Section 409A of the Code, such reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the applicable Attorneys’ Fee expense was incurred, subject to the timely presentation to the Company in writing of any periodic statements for Attorneys’ Fees. Unless the Judgment or Award specifies whether it constitutes “all or substantially all of the amount sought,” such determination shall be made by the Plan Administrator in its sole and absolute discretion.

SECTION 7.02    Change in Control. If a Disputed Claim is made with respect to a termination of employment occurring during a period beginning on the date of a Change in Control and ending 24 months thereafter, the Participant shall be entitled to reimbursement of Attorneys’ Fees, whether or not the Participant obtains a Judgment or Award. Such reimbursement shall be made on a “pay-as-you-go” basis, as soon as practicable after presentation to the Company in writing of any periodic statements for Attorneys’ Fees, but in no event later than the last day of the Participant’s taxable year following the taxable year in which the applicable Attorneys’ Fees were incurred.
SECTION 7.03    Six Month Period Prior to Change in Control. Without affecting the rights of a Participant under Section 7.01 of the Plan, a Participant shall be entitled to reimbursement of Attorneys’ Fees for a Disputed Claim in accordance with the terms of Section 7.02 of the Plan with respect to termination of employment occurring six months prior to a Change in Control, whether or not the Participant obtains a Judgment or Award; provided, however, that no reimbursement shall be made under this Section 7.03 in such case (i) unless and until the Change in Control actually occurs or (ii) if reimbursement has been made under Section 7.01 of the Plan.
SECTION 7.04    Section 409A. The reimbursements made or the in-kind benefits provided to a Participant under this Plan during any calendar year shall not affect the amounts eligible for reimbursement or in-kind benefits to be provided in any other calendar year. No reimbursement of Attorneys’ Fees made pursuant to this Article VII shall be paid to any Participant following the last day of the sixth year following the termination of the period described in Section 8.03 of the Plan.
ARTICLE VIII
CLAIMS PROCEDURE
SECTION 8.01    Claims. In the event any person or his authorized representative (a “Claimant”) disputes the amount of, or his entitlement to, any benefits under the Plan or their method of payment, such Claimant shall file a claim in writing with, and on the form prescribed by, the Plan Administrator for the benefits to which he believes he is entitled, setting forth the reason for his claim. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. The Plan Administrator shall consider the claim and within 90 days of receipt of such claim, unless special circumstances exist which require an extension of the time needed to process such claim, the Plan Administrator shall inform the Claimant of its decision with respect to the claim. In the event of special circumstances, the response period can be extended for an additional 90 days, as long as the Claimant receives written notice advising of the special circumstances and the date by which the Plan Administrator expects to make a determination (the “Extension Notice”) before the end of the initial 90-day response period indicating the reasons for the extension and the date by which a decision is expected to be made. If the Plan Administrator denies the claim, the Plan Administrator shall give to the Claimant (i) a written notice setting forth the specific reason or reasons for the denial of the claim, including references to the applicable provisions of the Plan, (ii) a description of any additional material or information necessary to perfect such claim along with an explanation of why such material or information is necessary, and (iii) appropriate information as to the Plan’s appeals procedures as set forth in Section 8.02 of the Plan, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. Any claim must be filed within one year after the Claimant’s termination of employment or else it will be forever barred and waived.
SECTION 8.02    Appeal of Denial. A Claimant whose claim is denied by the Plan Administrator and who wishes to appeal such denial must request a review of the Plan Administrator’s decision by filing a written request with the Appeal Reviewer for such review within 60 days after such claim is denied. Such written request for review shall contain all relevant comments, documents, records and additional information that the Claimant wishes the Appeal Reviewer to consider, without regard to whether such information was submitted or considered in the initial review of the claim by the Plan Administrator. In connection with that review, the Claimant may examine, and receive free of charge, copies of pertinent Plan documents and submit such written comments as may be appropriate. Written notice of the decision on review shall be furnished to the Claimant within 60 days after receipt by the Appeal Reviewer of a request for review. In the event of special circumstances which require an extension of the time needed for processing, the response period can be extended for an additional 60 days, as long as the Claimant receives an Extension Notice. If the Appeal Reviewer denies the claim on review, notice of the Appeal Reviewer’s decision shall include (i) the specific reasons for the adverse determination, (ii) references to applicable Plan provisions, (iii) a statement that the Claimant is entitled to receive, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA following an adverse benefit determination on a review and a description of the applicable limitations period under the Plan. The Claimant shall be notified no later than five days after a decision is made with respect to the appeal.
SECTION 8.03    Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, only after exhausting the claims procedures set forth in this Article VIII and in all cases, within one year of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 8.02 of the Plan or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.
SECTION 8.04    Change in Control. Notwithstanding any other provision of the Plan, the authority granted pursuant to Articles III, VII and VIII to the Plan Administrator and to persons making determinations on claims for benefits and reviews of claims shall, when exercised (i) during the period of 24 months following a Change in Control or (ii) with respect to any termination of employment that occurs during the period of 24 months following a Change in Control or that is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control, shall not be “discretionary,” but shall be subject to de novo review by a court of competent jurisdiction or an arbitrator, as applicable.
ARTICLE IX
BENEFICIARY DESIGNATION
SECTION 9.01    Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons, entity or entities as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under the Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan.
SECTION 9.02    Amendments. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Company. The new Beneficiary designation form shall cancel all Beneficiary designations previously filed.
SECTION 9.03    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then any amounts to be paid to the Participant’s Beneficiary shall be paid to the Participant’s estate.
SECTION 9.04    Effect of Payment. The payment under this Article IX of the amounts due to a Participant under the Plan to a Beneficiary shall completely discharge the Company’s obligations in respect of the Participant under the Plan.
ARTICLE X
AMENDMENT AND TERMINATION OF PLAN
SECTION 10.01    Amendment and Termination. (a) The Company shall have the right at any time, in its discretion, to amend the Plan, in whole or in part, or to terminate the Plan, by resolution of the Board or Committee or delegate thereof, except that no amendment or termination shall impair or abridge the obligations of the Company to any Participant or the rights of any Participant under the Plan without the express written consent of the affected Participant with respect to any termination of employment that occurred before such amendment or termination. In addition, in no event shall the Plan be amended or terminated (x) during the period of 24 months following a Change in Control (the “Protection Period”), or (y) to the extent that it is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control, in each case without the express written consent of the affected Participant. Notwithstanding the foregoing , except with respect to a termination of employment that occurs during the Protection Period, the Company shall have the right to terminate the Plan at any time following the Protection Period.

(b)     Except for the amendments made in accordance with Section 10.01(a) of the Plan, no modifications, alterations and/or changes made to the terms and/or provisions of the Plan, either globally or for an individual participant, will be effective unless evidenced by a writing that directly refers to the Plan and which is signed and dated by the Plan Administrator.
SECTION 10.02    Section 409A. If, in the good faith judgment of the Plan Administrator, any provision of the Plan would violate the requirements of Section 409A of the Code or could otherwise cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Plan Administrator in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without causing the interest and penalties under Section 409A of the Code to apply, and, notwithstanding any provision in the Plan to the contrary, the Plan Administrator shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no payment or benefit under the Plan is subject to tax under Section 409A of the Code. Any determinations made by the Plan Administrator under this Section 10.02 shall be final, conclusive and binding on all persons. Anything in the Plan to the contrary notwithstanding, each installment/payment provided under this Plan shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A of the Code. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “on or within 30 days following the first anniversary of the Participant’s Qualified Termination of Employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company. For the avoidance of doubt, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of this Plan’s or any payments’ payable under the Plan non-compliance with Section 409A of the Code.
ARTICLE XI
MISCELLANEOUS
SECTION 11.01    Effect on Other Plans. Except as expressly provided in Article V of the Plan with respect to the Company’s Separation Pay Plan, (i) nothing in the Plan shall affect the level of benefits provided to or received by any Participant (or the Participant’s estate or Beneficiaries) as part of any employee benefit plan of the Company, and (ii) the Plan shall not be construed to affect in any way the Participant’s rights and obligations under any other plan maintained by the Company on behalf of employees.
SECTION 11.02    Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company Group. The assets of the Company Group shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Company Group under the Plan. Any and all of the assets of the Company Group shall be, and remain, the general, unpledged, unrestricted assets of the

Company Group. The obligation of the Company Group under the Plan shall be merely that of an unfunded and unsecured promise of the Company Group to pay money in the future.
SECTION 11.03    Nonassignability. Each Participant’s rights under the Plan shall be nontransferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and non‑transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
SECTION 11.04    Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment with the Participant, and the Participant (or his Beneficiary) shall have no rights against the Company Group except as specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company Group or to interfere with the rights of the Company Group to discipline or discharge him at any time.
SECTION 11.05    Binding Effect. The Plan shall be binding upon and shall inure to the benefit of the Participant or his Beneficiary, his heirs and legal representatives, and the Company.
SECTION 11.06    Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes or other amounts required to be withheld for any federal, state or local government and other authorized deductions.
SECTION 11.07    Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
SECTION 11.08    Effective Date. The Plan was initially effective as of January 28, 1987 (the “Effective Date”).  The Plan, as currently amended and restated, is effective as of January 1, 2015 and supersedes any and all prior versions of this Plan.  Notwithstanding the foregoing, Participants who received notice of their termination of employment or who give notice of resignation prior to the effective date of this amendment and restatement and whose employment ends on or after the effective date of this amendment and restatement substantially in accordance with the terms of such notice shall be governed by the terms of the Plan as in effect immediately prior to the effective date of this amendment and restatement.

SECTION 11.09    Governing Law. The Plan shall be construed under the laws of the State of New York, to the extent not preempted by federal law.
SECTION 11.10    Headings. The section headings used in this document are for ease of reference only and shall not be controlling with respect to the application and interpretation of the Plan.
SECTION 11.11    Rules of Construction. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply. All references to sections are, unless otherwise indicated, to sections of the Plan.